UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 26, 2017

BARRACUDA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36162	83-0380411
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3175 S. Winchester Blvd.

Campbell, California 95008

(Address of principal executive offices, including zip code)

(408) 342-5400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On November 26, 2017, Barracuda Networks, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Deep Blue Holdings, LLC (“Newco”) and Project Deep Blue Merger Corp., a wholly owned subsidiary of Newco (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Newco. Newco and Merger Sub were formed by an affiliate of private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”). Capitalized terms not otherwise defined have the meaning set forth in the Merger Agreement.

At the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than Owned Shares or Dissenting Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $27.55, without interest thereon (the “Per Share Price”). Vested Company Options will be cancelled and converted into the right to receive the Per Share Price, less the exercise price per share. Unvested Company Options and unvested RSUs will be cancelled an converted into the contingent right to receive the Per Share Price following satisfaction of the underlying vesting conditions of such unvested Company Options and unvested RSUs.

Newco and Merger Sub have secured committed financing, consisting of a combination of equity to be provided by investment funds affiliated with Thoma Bravo and debt financing from Goldman Sachs & Co. LLC, Credit Suisse and UBS Investment Bank, the aggregate proceeds of which will be sufficient for Newco and Merger Sub to pay the aggregate merger consideration and all related fees and expenses. Newco and Merger Sub have committed to use their reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter entered into as of November 26, 2017. The transaction is not subject to a financing condition.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, antitrust regulatory approval in Germany and Austria and approval by the Company’s stockholders.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions for Superior Proposals.

The Merger Agreement contains certain termination rights for the Company and Newco. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Newco a termination fee of $48,260,000. If the Merger Agreement is terminated in connection with the Company accepting a Superior Proposal or due to the Company Board’s change or withdrawal of its recommendation of the Merger, then the termination fee will become payable by the Company to Newco. This termination fee will also be payable if the Merger Agreement is terminated because the Company’s stockholders did not vote to adopt the Merger Agreement and prior to such termination, a proposal to acquire at least 50% of the Company’s stock or assets is publicly announced and the Company enters into an agreement for, or completes, a transaction contemplated by such proposal within one year of termination. In addition, the Company will be required to reimburse Newco for up to $3,000,000 of its expenses associated with the transaction if the Merger Agreement is terminated because the Company’s stockholders do not vote to adopt the Merger Agreement or if the Company breaches its representations, warranties or covenants in a manner that would cause the related closing conditions to not be met.

Upon termination of the Merger Agreement under other specified circumstances, Newco will be required to pay the Company a termination fee of $96,530,000. The termination fee by Newco will become payable if Newco fails to consummate the Merger after certain conditions are met, if Newco breaches its representations, warranties or covenants in a manner that would cause the related closing conditions to not be met, or if either party terminates because of the termination date described below, and at the time of such termination, the Company was otherwise entitled to terminate the Agreement for either of the above reasons. Thoma Bravo has provided the Company with a limited guaranty in favor of the Company (the “Limited Guaranty”). In the aggregate, the Limited Guaranty guarantees the payment of the termination fee payable by Newco and certain reimbursement obligations that may be owed by Newco to the Company pursuant to the Merger Agreement. The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement, provided that the Company may only cause Newco to fund the equity financing if certain conditions are satisfied, including the funding or availability of the debt financing.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Newco may terminate the Merger Agreement if the Merger is not consummated by March 26, 2018.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Newco, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Agreement.

On November 27, 2017, the Company issued a press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 26, 2017, by and among Project Deep Blue Holdings, LLC, Project Deep Blue Merger Corp., and Barracuda Networks, Inc.

99.1	Press Release of Barracuda Networks, Inc. dated November 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Barracuda Networks, Inc.

By:	/s/ Diane C. Honda
Diane C. Honda Senior Vice President, General Counsel & Secretary

Date: November 27, 2017